Exhibit 4.2

PITNEY BOWES INC.,

Issuer,

the Guarantors from time to time parties hereto

7.250% SENIOR NOTES DUE 2029

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 2, 2026

to

INDENTURE

Dated as of March 19, 2021

TRUIST BANK,

Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of March 2, 2026, among Pitney Bowes Inc., a Delaware corporation (the “Issuer”), the Guarantors from time to time parties hereto (the “Guarantors”), and Truist Bank, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuer, the Guarantors and the Trustee executed and delivered an Indenture, dated as of March 19, 2021 (the “Original Indenture”) to establish the form and terms of a series of debt securities of the Issuer designated as the “7.250% Senior Notes due 2029”;

WHEREAS, on March 19, 2021 (the “Original Issue Date”), pursuant to the terms of the Original Indenture, the Issuer issued an aggregate principal amount of $350,000,000 of its 7.250% Senior Notes due 2029 (the “Initial Notes”), the terms of which are governed by the Original Indenture;

WHEREAS, in accordance with Section 2.14 of the Original Indenture, the Issuer may, from time to time, without consent of the holders of the Initial Notes, issue additional notes under the Original Indenture with identical terms as the Initial Notes on the Original Issue Date other than with respect to (i) the date of issuance and, if applicable, initial accrual of interest, (ii) the issue price and (iii) any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws);

WHEREAS, in accordance with Section 9.01 of the Original Indenture, without the consent of the holders of the Initial Notes, the Issuer, the Guarantors and the Trustee may supplement the Original Indenture to provide for the issuance of additional notes in accordance with the limitations set forth in the Original Indenture;

WHEREAS, the Issuer has duly authorized (i) the issuance of an additional $150,000,000 aggregate principal amount of the 7.250% Senior Notes due 2029 (the “Additional Notes”) under the Original Indenture and (ii) the execution and delivery of this First Supplemental Indenture to establish the form and terms of the issuance of the Additional Notes;

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture and the Guarantees hereunder;

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture (the Original Indenture, as supplemented by this First Supplemental Indenture, the “Indenture”); and WHEREAS, all acts and things necessary to make the Additional Notes, when executed by the issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Additional Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Additional Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Additional Notes by the Holders thereof, each of the Issuer and each Guarantor covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Additional Notes (except as otherwise provided below), as follows:

ARTICLE 1

ADDITIONAL NOTES

Section 1.01. Authentication and Delivery. There is to be authenticated and delivered under the Indenture Additional Notes in an aggregate principal amount of $150,000,000 in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto.

Section 1.02. Fungibility. The Additional Notes shall constitute a further issuance of, form a single series with, and, except as provided in this First Supplemental Indenture, shall have identical terms to, the Initial Notes issued pursuant to the Original Indenture. The Additional Notes shall be fungible for U.S. federal income tax purposes with the Initial Notes issued pursuant to the Original Indenture.

Section 1.03. CUSIP. The Additional Notes will have the same CUSIP numbers as the Initial Notes, except that any Additional Notes issued pursuant to Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), shall have a separate CUSIP number for at least 40 days after the original issue date of the Additional Notes.

Section 1.04. Interest. The initial date from which interest shall accrue on the Additional Notes shall be September 15, 2025.

Section 1.05. Guarantee. Each Guarantor hereby, jointly and severally with any other Guarantor, affirms its unconditional guarantee to each Holder of an Additional Note authenticated and delivered by the Trustee, in accordance with, and subject to, Article 10 of the Indenture.

Section 1.06. Terms of the Indenture. Except as otherwise set forth herein, Articles 1 through 12 of the Original Indenture shall apply to the Additional Notes.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Definitions. Capitalized terms defined in the Original Indenture and used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Original Indenture.

Section 2.02. Confirmation of Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

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Section 2.03. Governing Law; Jurisdiction. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, THE ADDITIONAL NOTES AND THE ADDITIONAL NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND ANY SUCCESSOR STATUTE OR STATUTES).

Section 2.04. Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy (including copies transmitted via telecopy or electronic mail) shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

Section 2.05. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE ADDITIONAL NOTES OR THE TRANSACTION

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

COMPANY

PITNEY BOWES INC.

By:	/s/ Paul Evans
Name: Paul Evans
Title: Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS

PB WORLDWIDE INC.

By:	/s/ Lauren Thomas DeFina
Name: Lauren Thomas DeFina
Title: Vice President

PB EQUIPMENT MANAGEMENT INC.

By:	/s/ Paul Evans
Name: Paul Evans
Title: President

[Signature Page to Indenture]

PITNEY BOWES GLOBAL LLC By: Pitney Bowes UK LP, its sole member By: PB European UK LLC, acting as general partner By: Pitney Bowes International Holdings, Inc., as sole member

By:	/s/ Lauren Thomas DeFina
Name: Lauren Thoma DeFina
Title: Vice President

PITNEY BOWES GLOBAL FINANCIAL SERVICES LLC By: Pitney Bowes Inc., its sole member

By:	/s/ Lauren Thomas DeFina
Name: Lauren Thoma DeFina
Title: Chief Accounting Officer

PITNEY BOWES PRESORT SERVICES, LLC By: Pitney Bowes Inc., its sole member

By:	/s/ Lauren Thomas DeFina
Name: Lauren Thoma DeFina
Title: Chief Accounting Officer

[Signature Page to Indenture]

TRUIST BANK, as the Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP: ______________

7.250% Senior Notes due 2029

No. ________	$ ___________

PITNEY BOWES INC.

promise to pay to CEDE & CO. or registered assigns,

the principal sum of __________ DOLLARS on March 15, 2029.

Interest Payment Dates: March 15 and September 15, commencing March 15, 2026

Record Dates: March 1 and September 1 (or, with respect to the initial Interest Payment Date on March 15, 2026, the original issue date of this Note)

Dated: _________________

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

PITNEY BOWES INC.

By:
Name:
Title:

This is one of the Notes referred to in the

within-mentioned Indenture:

TRUIST BANK, as Trustee

By:

Authorized Signatory

Dated:

[Back of Note]

7.250% Senior Notes due 2029

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture] [Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture] [Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Pitney Bowes Inc., a Delaware corporation (the “Issuer” or the “Company”), promises to pay interest on the principal amount of this Note at 7.250% per annum from September 15, 2025 until maturity. The Issuer shall pay interest semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next day that is a Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 15, 2025; provided that the first Interest Payment Date shall be March 15, 2026. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate equal to the then applicable interest rate on the Notes. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate equal to the then applicable interest rate on the Notes. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 1 or September 1 next preceding the Interest Payment Date (or, with respect to the Interest Payment Date on March 15, 2026, to the registered Holders at the close of business on March 2, 2026), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, interest and premium, if any, at the office or agency of the Paying Agent at its Corporate Trust Office, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, interest and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Truist Bank, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of March 19, 2021 (the “Original Indenture), as supplemented by the First Supplemental Indenture, dated as of March 2, 2026 (the “First Supplemental Indenture, and, the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. In the event of a conflict between the terms and provisions of the Indenture on the one hand and the terms and provisions of this Note or any Note Guarantee on the other hand, the terms and provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Issuer. Subject to the conditions set forth in the Indenture, the Issuer may issue Additional Notes.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option.

(b) At any time prior to March 15, 2024, the Issuer may redeem all or a part of the Notes, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest if any, to, but excluding, the redemption date (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(c) On and after March 15, 2024, the Issuer may redeem the Notes, in whole or in part, upon notice as described in Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the 12-month period beginning on March 15 of each of the years indicated below:

Year	Percentage
2024	103.625%
2025	102.417%
2026	101.208%
2027 and thereafter	100.000%

(d) In addition, until March 15, 2024, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture at a redemption price equal to 107.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, with funds in an aggregate amount not exceeding the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of (x) Notes originally issued under the Indenture and (y) any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless, in connection therewith, all remaining Notes will be redeemed); provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e) Notwithstanding the foregoing, in connection with any tender offer for any Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any other Person making such tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the highest price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(6) MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER. The Issuer may be required to repurchase the Notes as a result of a Change of Control, as provided in Section 4.08 of the Indenture. Holders may elect to have such Notes purchased pursuant to a Change of Control Offer by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption shall be provided pursuant to Section 3.03 of the Indenture.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the date of sending a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Note Guarantees or the Notes (and any documents related thereto) may be amended or supplemented, both with and without the consent of the Holders of Notes, as provided in Article 9 of the Indenture.

(12) DEFAULTS AND REMEDIES. Events of Default include default for 30 days in the payment when due of interest on the Notes, default in the payment when due (at maturity, upon redemption, acceleration or otherwise) of the principal of, or premium, if any, on the Notes, as well as other Events of Default set forth in Section 6.01 of the Indenture. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, promptly upon any officer obtaining knowledge of any Default or Event of Default that has occurred, to provide an Officers’ Certificate to the Trustee.

(13) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder, member or other holder of Equity Interests of the Issuer or any Guarantor, in their capacities as such and without limiting the Note Guarantees, shall have any liability for any obligations of the Issuer or Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability that may arise other than pursuant to a Note Guarantee. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.

Requests may be made to:

Pitney Bowes Inc.

27 Waterview Drive

Shelton, CT 06484

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name) (Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).